UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2008

SYNVISTA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16043	13-3304550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 West Grand Avenue
Montvale, New Jersey 07645
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (201) 934-5000

___________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(a), (b), (c), (e) and (f): Not applicable.

(d):  Effective October 6, 2008, the Board of Directors of Synvista Therapeutics, Inc. (the “Company”) has appointed William Federici as an independent director of the Company. Mr. Federici has been appointed to Class A of the Board of Directors, and as such his term will expire at the annual meeting of stockholders of the Company to be held in 2010. Mr. Federici has been named to serve as Chairman of the Audit Committee of the Board of Directors, to hold office until his successor is duly elected and qualified.

Mr. Federici was not appointed to the Company’s Board of Directors pursuant to any arrangement or understanding between him and any other person. Mr. Federici has not been a party to, nor has he had a direct or indirect material interest in, any transaction with the Company during its current or preceding fiscal year, nor is there any currently proposed transaction with Mr. Federici. In connection with his services as a director, Mr. Federici will participate in the Company’s Board of Directors Compensation Plan. Accordingly, Mr. Federici has received a non-qualified stock option grant to purchase 30,000 shares of common stock under the Company’s 2005 Stock Plan, with an exercise price equal to $1.65 per share, the fair market value of the Company’s common stock on the grant date. The stock option has a term of ten years and will fully vest one year from the date of grant. In addition, he will receive an annual retainer of $25,000 and he will receive an additional annual retainer of $10,000 for serving as the Chairman of the Audit Committee. Mr. Federici also will receive $1,500 for each board meeting attended in person and $750 for each board meeting attended via telephone.

ITEM 8.01 OTHER EVENTS.

On October 10, 2008, the Company issued a press release announcing the appointment of Mr. Federici to its Board of Directors. The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)     Exhibits.

99.1   Press Release dated October 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNVISTA THERAPEUTICS, INC.

Dated: October 10, 2008	/s/ Noah Berkowitz, M.D., Ph.D.
Noah Berkowitz, M.D., Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated October 10, 2008.